Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

MPM HOLDINGS INC.

ARTICLE I

Name

The name of the corporation is MPM Holdings Inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock, par value $.01 per share.

ARTICLE V

Directors

(1)    Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the by-laws of the Corporation.

(2)    To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VI

Indemnification of Directors, Officers and Others

(1)    Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter, a “Covered Person”), whether the basis of such Proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as director, officer, manager, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the General Corporation Law, as amended from time to time (but in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith, and that indemnification shall continue as to a Covered Person who has ceased to be a director, officer, manager, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and personal and legal representatives; provided, however, that, except as provided in Section (2) of this Article VI, the Corporation shall indemnify any such Covered Person seeking indemnification in connection with a Proceeding (or part thereof) initiated by that Covered Person, only if that Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation (the “Board”). The right to indemnification conferred in this Article VI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law, as amended from time to time, requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced, if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VI or otherwise. No director or officer will be required to post any bond or provide any other security with respect to any such undertaking.

(2)    The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses provided by a stockholder of the Corporation or its Affiliates (directly or through insurance obtained by any such entity) (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees and acknowledges that (a) it is the indemnitor of first resort with respect to the Covered Persons, (b) it shall be required to advance the full amount of expenses incurred by the Covered Persons, as required by law, the terms of this Certificate of Incorporation, the By-laws, an agreement, vote of stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Stockholder Indemnitors and (c) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right. For purposes of this section, “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any investment fund the primary investment advisor to which is such person or its Affiliate). For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(3)    If a claim under Sections (1) and (2) of this Article VI is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting that claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition, where the required undertaking, if any, is required and has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct that makes it permissible under Delaware law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board, its independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(4)    The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

(5)    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, manager, employee or agent of the Corporation or another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against that expense, liability or loss under Delaware law.

(6)    To the extent any director, officer, manager, employee or agent of the Corporation is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

(7)    The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(8)    If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(9)    Any repeal or modification of this Article VI shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

By-Laws

The directors of the Corporation shall have the power to adopt, amend or repeal by-laws.

ARTICLE VIII

Amendment

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights conferred on stockholders, directors and officers in this Certificate of Incorporation are subject to this reserved power.